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                                                              Filed pursuant to
                                                              Rule 424(b)(3)
                                                              Reg. No. 333-45490

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 21, 2000)


LAMAR ADVERTISING COMPANY

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5,000,000 SHARES

CLASS A COMMON STOCK
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This is a public offering of Class A common stock of Lamar Advertising Company.
All of the shares are being offered by one of our stockholders.

Our Class A common stock is traded on the Nasdaq National Market under the symbol LAMR. On January 11, 2001 the last reported sale price of our Class A common stock was $46.00 per share.

The underwriter will purchase the Class A common stock from the selling stockholder at a price of $42.25 per share, resulting in $211,250,000 aggregate proceeds to the selling stockholder. The underwriter may offer the Class A common stock through negotiated transactions at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. See "Underwriting."

The selling stockholder has granted the underwriter the right to purchase up to 750,000 additional shares of Class A common stock at the same price to cover over-allotments.

INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


DEUTSCHE BANC ALEX. BROWN


The date of this prospectus supplement is January 11, 2001.


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                        ABOUT THIS PROSPECTUS SUPPLEMENT

     We provide information to you about this offering of shares of our Class A common stock in: (a) this prospectus supplement, which provides the specific details regarding this offering, and (b) the accompanying base prospectus, which provides general information. Generally, when we refer to this "prospectus," we are referring to both documents combined. Some of the information in the base prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

                               SELLING STOCKHOLDER

     Immediately prior to this offering, the selling stockholder owned 24,115,073 shares of our Class A common stock, representing approximately 24.8% of our common stock. After this offering, the selling stockholder will own 19,115,073 shares of our Class A common stock, representing approximately 19.7% of our common stock. If the underwriter exercises its over-allotment option in full, the selling stockholder will own 18,365,073 shares of our Class A common stock, representing approximately 18.9% of our common stock.

                                  UNDERWRITING

     We and the selling stockholder have entered into an underwriting agreement with Deutsche Bank Securities Inc. with respect to the shares being offered by this prospectus supplement. Subject to certain conditions, the selling stockholder has agreed to sell to Deutsche Bank Securities Inc., and Deutsche Bank Securities Inc. has agreed to purchase from the selling stockholder, the 5,000,000 shares of Class A common stock offered hereby.

     The underwriting agreement provides that the obligations of the underwriter are subject to conditions precedent and that the underwriter will purchase all of the shares of Class A common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

     The underwriter proposes to offer the shares of Class A common stock from time to time for sale in one or more negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of Class A common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts.

     The selling stockholder has granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 750,000 additional shares of Class A common stock at the price set forth on the cover page of this prospectus supplement. The underwriter may exercise this option only to cover over-allotments made in connection with the sale of the Class A common stock offered hereby. To the extent that the underwriter exercises this option, the selling stockholder will be obligated to sell these additional shares of Class A common stock to the underwriter to the extent the option is exercised. If any additional shares of Class A common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the 5,000,000 shares are being offered.

     We and the selling stockholder have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act and to contribute to payments the underwriter may be required to make in respect of these liabilities.


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     Subject to certain exceptions, we and certain of our stockholders and the selling stockholder have each agreed not to directly or indirectly offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of our capital stock (including shares of capital stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of capital stock which may be issued upon exercise of a stock option or warrant) or enter into any hedging transaction relating to the capital stock for a period of 60 days after the date of this prospectus supplement, without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice.

     Deutsche Bank Securities Inc. has advised us that it may make short sales of our Class A common stock in connection with this offering, resulting in the sale by Deutsche Bank Securities Inc. of a greater number of shares than it is required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the 750,000 shares subject to the underwriter's over-allotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if Deutsche Bank Securities Inc. is concerned that there may be downward pressure on the trading price of the Class A common stock in the open market that could adversely affect investors who purchase shares in this offering. Deutsche Bank Securities Inc. may reduce or close out its covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, Deutsche Bank Securities Inc. will consider the price at which shares are available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. Any "naked" short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made to cover all or a portion of its short position may have the effect of preventing or retarding a decline in the market price of our Class A common stock following this offering. As a result, our Class A common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

     Deutsche Bank Securities Inc. has advised us that, pursuant to Regulation M under the Securities Act of 1933, as amended, it may engage in transactions, including stabilizing bids, that may have the effect of stabilizing or maintaining the market price of the shares of our Class A common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of Class A common stock on behalf of Deutsche Bank Securities Inc. for the purpose of fixing or maintaining the price of Class A common stock. Deutsche Bank Securities Inc. has advised us that stabilizing bids and open market purchases may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS

     Palmer & Dodge LLP, Boston, Massachusetts, will provide us with an opinion as to legal matters in connection with the validity of the securities offered by this prospectus. Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland, will pass upon legal matters for the underwriter.


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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT
OR THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF CLASS A COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR OF ANY SALE OF THE CLASS A COMMON STOCK.


                                TABLE OF CONTENTS

                                                                            PAGE
PROSPECTUS SUPPLEMENT
About this Prospectus Supplement .......................................... S-2
Use of Proceeds ........................................................... S-2
Selling Stockholder ....................................................... S-2
Underwriting .............................................................. S-2
Legal Matters ............................................................. S-3

PROSPECTUS
Business of Lamar ......................................................... 3
Recent Developments ....................................................... 3
Risk Factors .............................................................. 4
Note Regarding Forward-Looking Statements ................................. 9
Selling Stockholders ...................................................... 10
Plan of Distribution ...................................................... 11
Legal Matters ............................................................. 12
Experts ................................................................... 12
Where You Can Find More Information........................................ 13


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                            LAMAR ADVERTISING COMPANY



                                5,000,000 SHARES

                              CLASS A COMMON STOCK



                            DEUTSCHE BANC ALEX. BROWN



                              PROSPECTUS SUPPLEMENT

                                JANUARY 11, 2001